Exhibit 4.1

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

REGIONAL GENERAL AGENCY AGREEMENT

XIDELONG (China) Co.Ltd (hereinafter referred to as “Party A” and ____________ (hereinafter referred to as "Party B") have made and entered into the Agreement in respect of the franchise relationship between the two parties. Party B is acting as Party A’s regional general franchisee to sell Party A’s sports and leisure footwear and apparel products. This Agreement is made to further develop the market of “XIDELONG” brand, standardize the operational environment of the market, meet demands of the consumers, maintain the reputation of the brand and to protect the rights and interests of the agency, and it is based on the principles of free will, equality, mutual benefits and common development by the two parties.

I.  Franchise Contents, Scope, Region and Term

1.0  Party A grants Party B as the regional general agency to sell sports and leisure footwear and apparel products of "XIDELONG" brand in __________ (region) during the term starting from ______and ending on_______. Party B shall be responsible for daily management of its subsidiary distributors. If Party B fails to develop the market within the specified period of time, Party A shall be entitled to cancel the rights of Party B and to grant others as regional general agency.

1.1  “Agent” in this Agreement refers to Party B’s rights granted by Party A to sell "XIDELONG" sports and leisure footwear and apparel of Party A. Transactions between the parties shall be deemed as those between a buyer and a purchaser.

1.2  Credibility guarantee deposit and restraints

1.2.1    Party B agrees to pay Party A RMB FIVE HUNDRED THOUSAND (RMB 500,000) as the credibility guarantee deposit upon execution of this Agreement.

1.2.2    If Party B breaches the Agreement, Party A shall have the right to make deductions of the credibility guarantee deposit according to its marketing policies with the specific amount of deduction determined based on the specific event and Party B shall not object to such deduction.

1.2.3    When Party B deals in “XIDELONG” brand products, it shall not deal in and sell products of other brands in this Region or in the exclusive shops of “XIDELONG” brand for any reason; otherwise, Party A shall have the right to terminate the Agreement immediately with all economic losses incurred thereby borne by Party B.

1.2.4    Party B shall report stock of the goods to Party A each month during the term when it is dealing in “XIDELONG" brand products, which shall be supervised by the Finance Department of Party A for better cooperation between both parties.

1.2.5    If Party B reaches unsatisfactory performance in dealing in “XIDELONG" brand products, Party

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

A shall have the right to directly develop the market thereof, and directly or jointly operate in the market, or grants others to operate and manage business.

1.2.6    Party B must abide by relevant sales procedures and marketing policies as agreed in relevant agreements between Party A and Party B or between Party B and third party retailers. Relevant agreements between Party B and third party retailers shall adopt sample contracts agreed upon by Party A.

1.2.7    When Party B signs relevant distribution agreements with third party retailers, it shall obtain the prior approval of Party A, and is not allowed to modify the distribution agreements or to sign new distribution agreements without the prior written consent of Party A. Such distribution agreements shall also be terminated upon the termination of this Agreement.

1.3  Rights of Operation

1.3.1    Without prior written consent of Party A, Party B shall not, during the term of this Agreement, transfer agency rights to a third party or open new exclusive shops, halls and counters in the Region. Otherwise, the Agreement will be terminated immediately and the credibility guarantee deposit will be confiscated, and Party B shall not object to such actions.

1.3.2    If Party B does not observe the regulations of Party A on market management, Party A shall be entitled to cancel Party B’s agency rights.

1.3.3    If Party B fails to reach sales targets for two consecutive years, Party A shall be entitled to cancel Party B’s agency rights.

1.3.4    If Party B fails to pay Party A for three months consecutively, Party A shall have the right to cancel Party B’s agency right, with losses incurred thereby to be borne by Party B unilaterally.

1.4  Party B shall fulfill all its obligations under the Agreement as an independent contracting party in its own name and for its own interests. No provision under this Agreement shall constitute any relationship of employment, joint operation or partnership between Party A and Party B. Party B has no right to act in the name of Party A.

II.  Placement of Order, Collection of Goods and Settlement Method

2.1  Placement of order and collection of goods

2.1.1    Party B shall place orders with Party A according to its actual demand and each order placement must be confirmed and sent to Party A via fax with signature.

2.1.2    If Party A has goods available in stock after it receives the fax, it shall dispatch the goods in accordance with the order of Party B’s plan on the day of placement or the following days. If Party A does not have goods in stock, it will actively arrange for production thereof. Dispatch of goods within 25 to 30 days shall be deemed as normal (In case of special circumstances, dispatch shall be made based on Party A’s actual arrangement. If Party B fails to pay for the goods to Party A in a timely manner, losses so incurred by delayed dispatch of goods shall be borne by Party B.)

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

2.1.3    After Party B has sent an order to Party A via fax, it shall not arbitrarily cancel the order or change the code and quantity of the goods ordered；

2.1.4    Party B shall immediately examine whether the goods received conform to the order upon delivery if the goods fail to conform to the order, it shall contact Party A in writing within 48 hours after receipt of the goods and negotiate solutions. Otherwise, the goods shall be deemed as accepted.

2.1.5    If Party A fails to dispatch the goods within 20 days after receipt of the order, the order shall automatically become invalid; If Party B intends to maintain the validity of the order, it shall separately send a fax to Party A to confirm the order.

2.1.6    If Party A fails to dispatch goods in accordance with the order of Party B, Party A shall be responsible for the mistake and solution thereto shall be reached by both parties through negotiation.

2.1.7    Quantities of all the dispatched goods shall be based on delivery order.

2.1.8    Party A shall be responsible for the dispatch of goods in accordance with the type, quantity and time ordered by Party B; freight and transport risks shall be borne by Party B.

2.2  Dispatch of Goods, Pricing and Settlement

2.2.1    If Party B fails to make payment or pick up goods in a timely manner, Party A shall have the right to unilaterally terminate Party B’s Agency Agreement with all liabilities incurred thereby borne by Party B.

2.2.2    If Party B’s failure to purchase goods from Party A lasts for three months, Party A shall be entitled to terminate the Agreement with Party B liable for all losses thereby incurred.

2.2.3    If Party B fails to receive the goods more than 10 days after Party A delivers the goods; Party B shall consult Party A. Otherwise, all losses thereby incurred shall be borne by Party B.

2.2.4    “XIDELONG" brand products are sold at flat retail prices in China, and are sold to regional distributors at preferential wholesale prices based on retail prices. Party A shall be entitled to adjust the preferential wholesale prices of various kinds of products according to the market.

2.2.5    Payment for the goods shall be settled in the following two ways:

(1)	With regard to old customers, payment for the goods shall be settled within four months after the goods are dispatched.

(2)
With regard to new customers, 30% of the price of the goods sold shall be paid within the month succeeding the month when the goods are dispatched. The remaining amount due shall be settled within three months thereafter. After the above-mentioned three months, the new customer shall be treated as an old customer.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

(3)
If Party B fails to settle corresponding payment for goods within the above-mentioned payment period, Party A shall have the right to demand that Party B pay the same at any time and also have the right to demand that Party B pay a penalty for the overdue amount at a monthly rate of 3‰ of the overdue payment.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

III.  Management of Sales in Unauthorized Location

3.1           If goods are sold in unauthorized locations, a penalty of RMB TEN THOUSAND (RMB10, 000) will be imposed on the seller for each case upon discovery. Party B shall withdraw goods sold in the unauthorized locations within seven days upon receipt of notification from the head office. If Party B fails to perform so immediately, the head office will purchase the very goods at a retail price and all fees thereby incurred shall be borne by Party B. Party B shall notify the head office upon it has received the notification from the head office. If Party B fails to do so within two days, Party B will be deemed to have acknowledged the above-mentioned wrongdoing and the penalty will be directly deducted from the payment of the goods that have been paid by Party B or deducted from the guarantee deposit. The penalty will be used for advertising in the location where the wrongdoing of Party B has occurred.

3.2           Where Party B fails to follow regulations of the company on sales within the agreed authorized location, Party A will stop dispatching all goods and any serious damage shall be borne by Party B. Dispatching of goods will only be resumed after the problem has been coordinated and solved. Party B shall pay off all payments for the goods within one month, or it will be deemed as default.

3.3           Party A will have no responsibility for shops which sell the goods in unauthorized locations. Party B shall be responsible for such improper action with a penalty of RMB FIVE HUNDRED (RMB 500) for each case.

3.4           Party B shall be completely liable for selling the goods in unauthorized locations if it is confirmed to be conducted by itself or its distributors. If Party B fails to perform according to the notifications of Party A, it shall be regarded as disrupting market order on purpose and selling fake and low-quality products. Party A shall have the right to appeal to the local Administration of Industry and Commerce for resolution.

3.5           Party A marks the goods with a sales area code before dispatching. Accordingly Party B shall make the goods with the district sequence codes for convenience of recognition; otherwise, Party B shall be liable for all the sales disputes arising therefrom.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

IV.  Document Delivery and Information Feedback

4.1           Party A may send relevant documents and notifications by three ways: telephone, fax or mailing. Party B shall implement Party A’s initiatives conscientiously.

4.2           Upon attaining the right of agency, Party B shall collect market information of the very Region, including market intelligence and promotional information, and provide samples of other best-selling shoes, opinions of vendors and consumers and sales and activities of main competitors in local markets, etc., which shall be reported to Party A promptly.

4.3           Party A encourages Party B to make corresponding suggestions on the basis of full understanding of the local market.

4.4           Party A carries out an incentive and penalty scheme according to Party B’s performance of collecting market intelligence and implementation of Party A’s initiatives. Shall Party B achieve a satisfactory performance, it will be rewarded at the end of the year. Otherwise, a penalty will be deducted from the credibility guarantee deposit, to which Party B shall not object.

V.  After-Sales Services

5.1           Party B must keep improving its distribution network, actively create archives for the distributors, and post the archives to Part B for record-keeping.

5.2           Party B shall convey relevant policies and guidelines of Party A to its own distributors and distribute materials that are for promotion purpose.

5.3           Party B shall handle customers’ complaints promptly and establish an after-sales services archive. It shall also regularly conduct follow-up feedback survey.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

VI.  Management of Exclusive Sale

6.1           Party B shall adopt the centralized design solutions by Party A for the outside and interior decoration of the exclusive stores, halls and counters whose colors, style, fonts, internal layout, display of goods, management and services to be in line with Party A’s brand and image.

6.2           Party B and its distributors shall employ managerial and sales personnel for the exclusive shops, halls and counters of "XIDELONG" brand, based on criteria provided by Party A. Employees shall wear “XIDELONG " uniforms designated by Party A and employee name tags. The costs thereof shall be borne by Party B.

6.3           Party A shall provide training of exclusive sales management and sales person for Party B, which Party B shall accept. Training includes company’s philosophy, culture, product information, skills to assist customers to purchase, display of goods, window display and operation management. Expenses of training shall be borne by Party B.

6.4           Party B shall enforce third party retailers follow the guidelines, procedures and policies of Party A with regard to the operation of the business, which shall take necessary measures to ensure.

VII.  Provisions on Props for Publicity, Brand Building, etc.

7.1           Party A will appropriately provide Party B with materials for publicity purposes seasonally free of charge (newspaper, product’s introduction, props, ad video, etc.); Party B shall make proposals on usage of the above-mentioned materials. The proposals shall be filed for reference.

7.2           When Party B needs to make a backlight film for brand publicity, it shall send draft design to the marketing center of Party A in writing via fax with the content texts and other special requirements. The making of the backlight film will be subject to Party A’s confirmation. After the backlight film has been put in place, Party B shall make photograph and send to the marketing center of Party A for filing.

7.3           Party B shall take part in promotional campaigns planned by Party A. Expenses of gifts, prizes and publicity materials for the campaign shall be borne by Party A. Other expenses shall be borne by Party B.

7.4           Shall Party A take part in or holds large-scale national or regional activities at the Region of Party B (exhibition, marketing fair, negotiation, press conference, etc. ), Party B should support Party A and coordinate with Party A with an active manner.

7.5           Shall Party B need to publicize and promote the brand in the Region via television, radio, scrolls, newspapers or other channels, it shall notify Party A of the scheme and contents thereof 15 days in advance in writing. Party B can only proceed after receipt of Party A’s written consent thereto. At the same time, Party A shall be responsible for providing corresponding advertising materials.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

7.6           Expenses of local TV ads, ads on vehicles, outdoor ads, etc. shall be borne by both parties and the proportion of the expenses to be borne by each party shall be separately negotiated by both parties according to the actual situation.

7.7           Any form of publicity made by Party B shall be subject to the supervision and inspection of Party A which shall have the right to demand Party B to immediately cancel such ads if such ads are deemed to be against Party A. In such case, Party B shall compensate Party A for various losses thereby incurred.

VIII. Use of Trademark

8.1           The “XIDELONG” trademark has been registered in the People’s Republic of China (PRC). When Party B works as an agency of “XIDELONG” brand, it shall strictly adhere to stipulations of “The Trademark Law of People’s Republic of China,” and fully maintain the rights and interests of the registered trademark. When Party B uses the “XIDELONG” trademark in its shop advertisement, window display, posters and literature (generally referring to all things used to publicize, introduce “XIDELONG” products) and other media, it shall use the wording and font used in the “XIDELONG” trademark provided by Party A. Otherwise, Party A shall be entitled to impose a penalty of between RMB TWO THOUSAND (RMB 2,000) to RMB TEN THOUSAND (RMB 10,000) depending on the seriousness of the case.

8.2           Without the consent of Party A, Party B shall not imprint the “XIDELONG” trademark or company name of Party A on shoe boxes, trademarks or literature. If Party B needs to make supporting advertising material, it shall make the material only after receipt written approval of Party A. Samples thereof shall be sent to Party A for filing; otherwise, Party A will impose a penalty of between RMB FIVE THOUSAND (RMB 5,000) to RMB THIRTY THOUSAND (RMB 30,000), depending on severity of the case. If it is very serious, the case will be passed to judicial authorities.

8.3           Party B shall not use the name of “XIDELONG” in its company name or legal business registration. Upon signing of this Agreement, Party B must remove the name of “XIDELONG” by changing such enterprise name and/or its legal business registration, shall it still contains. If the company name of any third party retailer in the location for which Party B is responsible contains “XIDELONG” in its enterprise name and/or its legal business registration, Party B shall make every effort to urge such third-party retailer to remove such name within a reasonable period of time by changing the enterprise name and changing commercialist legal business registration.

IX. Confidentiality, Prosecution of Fake Goods and Rights Protection

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

9.1           All materials provided by either party shall be kept confidential by the other party. Any party violates this Article shall indemnify the other party twice as much as the amount of loss thereby incurred to the other party. Party B’s relevant sales materials and data shall not be disclosed without the consent of Party A; otherwise, such behavior shall be deemed as divulgence of confidential information.

9.2           Any plans of operation management and training provided by Party A to Party B, as well as information and statements, etc. exchanged between the parties shall be Party A’s internal secrets which shall not be disclosed to any person and shall be used only as specified in the contact with Party A. Otherwise, Party B shall be deemed to have divulged secrets and shall be liable for such breach.

9.3           Unless Party B obtains the written consent of Party A, it shall not, after termination of this Agreement,  disclose Party A’s internal secrets and materials provided by Party A to any third party; otherwise, Party B shall indemnify Party A for all losses thereby incurred. The Article of confidentiality shall be binding on both parties after termination of this Agreement.

9.4           All relevant materials, data, schemes, etc. involved in the negotiating process of the Agreement shall be proprietary technical secrets of Party A ,which shall be kept confidential whether the Agreement is signed or not; the divulgence thereof shall be deemed infringement.

9.5           Party B shall have the responsibility and obligation to protect the “XIDELONG” trademark and seriously prosecute illegal behaviors including the making of fake “XIDELONG” products.  If Party B detects fake “XIDELONG” products or behaviors damaging to Party A’s brand image in its Region, Party B shall report to Party A promptly and be commissioned by Party A to report such to state industrial and business administration department and assist in handling thereof.

9.6           When Party B suspends the right to work as an agent to sell the products of Party A, Party B shall remove any material about brand image and ads of Party A in its Region. Otherwise, Party A shall treat the failure as infringement and fake agency. Party B shall be strictly prohibited to show or publicize any actions or words against Party A in its Region; otherwise, Party B shall be responsible for all losses thereby incurred and Party A shall be entitled to claim indemnification against Party B for losses and damage to its reputation.

X. Termination of Agreement

10.1           Where both parties need to terminate the Agreement or the Agreement cannot be performed due to special reasons, the Agreement may be terminated subject to the consent of both parties reached through negotiation.

10.2           When the Agreement expires, Party A has the right to unilaterally decide to renew the Agreement term for one additional year.

10.3           If Party B decides to terminate the Agreement or not renew the Agreement, it shall inform Party A in writing at least three months in advance.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

10.4           If Party B requires terminating the Agreement earlier, Party A does not have to buy back “XIDELONG” sports and leisure shoes and apparel which have not been sold by Party B.

10.5           If any of the following circumstances occurs to Party B during the term of the Agreement, Party A shall be entitled to terminate the Agreement:

(1)
Party B fails to fulfill its contractual obligations, including but not limited to, failure of Party B to secure observance of Party A’s sales policy and achievement of sales targets by third-party retailers. The failure of Party B to correct such non performance of obligations even after Party A has sent written notice thereof shall result in Party A’s taking back of the exclusive store operated by Party B.

(2)
Party B is ordered to suspend operation or its business license is revoked by the government or is unable to operate normally or is on the verge of bankruptcy due to major debts; or a third party files a request of liquidation against Party B or Party B arranges for liquidation to realize the interests of its creditors according to relevant Chinese laws and regulations.

10.6           If the Agreement is terminated by Party A, not because of default of Party B, Party A may propose to buy back “XIDELONG” sports and leisure footwear and apparel which have not been sold by Party B at a discounted price at which they were sold to Party B. The discount shall be calculated based on the duration of time between the production time and the time of buy-back and the amount of discount ranges from zero discount for products produced during the past three months to 100% discount for products manufactured one year ago.

10.7           Subject to provisions of this Article 10 under this Agreement, if Party B still has “XIDELONG” sports and leisure footwear and apparel in stock after expiration of the Agreement, it shall dispose of the products within [three months], and shall not sell “XIDELONG” sports and leisure footwear and apparel after [three months].

XI. Force Majeure

11.1           In case of any event of force majeure, including but not limited to, objective conditions which are unforeseen, unavoidable and uncontrollable and result in the inability of performance or delayed performance of this Agreement, such as earthquake, severe fire, floods, war, strike, acts of government, interruption and discontinue of transport Means or other public utilities，accidents, etc. , the party Impacted from the aforesaid force majeure events shall inform the other party promptly in writing of the conditions of the events and shall, within 15 days, provide details of the events and reasons for failure or delay in performance of the Agreement.

11.2           With regard to foreseeable natural disasters, the party concerned shall take appropriate measures to ensure the performance of this Agreement ahead of time. The party Impacted by the force majeure event has the responsibility of minimizing the impact of such events on both parties to the lowest level possible.

Contract of XDLONG (China) Co., Ltd.

*This is an English Translation*

XII. Miscellaneous

12.1           The Agreement is executed by the office of XIDELONG (China) Co. Ltd.

12.2           Any appendix hereto or any supplementary agreement of this Agreement shall constitute part of this Agreement and shall be of the same legal effect

12.3           Any amendment or addition to this Agreement shall be made in writing.

12.4           Any matter not covered in this Agreement shall be negotiated by both parties with supplementary agreements signed by both parties. Should negotiation fail, an application shall be filed to competent authority where the Agreement is executed for mediation and arbitration. Should mediation arbitration fail, action may be initiated in court where the Agreement is executed.

12.5           Party A has the right to interpret this Agreement.

12.6           Confirmation of invalidity of any of the provisions of this Agreement will not affect the legal force of the remaining provisions hereof and the rights and obligations of both parties.

12.7           Breach of this Agreement by Party B’s authorized agent shall be deemed a breach of this Agreement by Party B.

12.8           This Agreement shall be made in duplicate with Party A and Party B holding one copy. The two copies shall be equally authentic.

12.9           This Agreement takes effect after being signed and sealed by both parties.

Party A: XIDELONG (China) Co. Ltd.	Party B:
Address: XIDELONG Industrial Park, Chendai, Jinjiang City	Address:
Authorized person:	Authorized person:
Date signed:	Date signed: